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                                                                   EXHIBIT 10(w)


                        SEPARATION AGREEMENT AND RELEASE

         This Separation Agreement and Release ("Agreement") is entered into by and between Michael Kaline ("Executive") and Malan Realty Investors, Inc., a Michigan corporation ("Company").

         The Executive and the Company are parties to a certain Employment Agreement dated August 10, 2000 ("Employment Agreement"). This Agreement shall supercede the Employment Agreement in all respects.

         Executive hereby irrevocably resigns as an employee and president of the Company and effective August 9, 2002 ("Separation Date"). Further, Executive resigns as trustee of the Company's 401(k) trust fund effective on the date he signs this Agreement. Executive shall remain on a leave of absence from January 31, 2002 through August 9, 2002 "Leave of Absence"). While on the Leave of Absence, from time to time, the Company may seek information from the Executive, but Executive is not expected to perform day-to-day or management duties on behalf of the Company. During the Leave of Absence, the Executive shall have no authority to represent the Company or bind the Company to any obligations. Executive shall not accrue any benefits such as vacation or sick pay during the Leave of Absence and shall receive only the benefits expressly set forth in the following paragraph.

         In consideration of Executive's agreement to enter into this Agreement, Company agrees to the following:

         1. The Company shall continue Executive's current annualized salary of $180,000 from the January 31, 2002 through August 9, 2002 ("Salary Continuation"). The Salary Continuation shall paid in accordance with the Company's regular payroll practices.

         2. Immediately following August 10, 2002, the Company shall pay Executive a lump sum payment in the amount of Fifteen Thousand Dollars ($15,000) ("Separation Pay").

         3. The Company shall pay Executive the sum of Fifty-Four Thousand Dollars ($54,000) ("Additional Pay") in a lump sum as soon as administratively feasible following the expiration of the Revocation Period as defined below. The Additional Pay shall be in lieu of any bonus pursuant to the Employment Agreement.

         4. The Company will continue to contribute to Executive's 401(k) account through August 9, 2002 ("Retirement Benefit).

         5. The Company will maintain Executive on its group health insurance policy through August 9, 2002 ("Insurance Benefit") and will pay the corresponding premiums in accordance with its regular practices.

The Salary Continuation, Separation Pay, Additional Pay, Retirement Benefit and Insurance Benefit are cumulatively referred to as "Separation Benefits". The Salary Continuation, Separation Pay and Additional Pay shall be subject to withholding required by law.


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         Executive acknowledges that Company has paid to Executive all wages and benefits, such as vacation pay, that Executive earned prior to the date
Executive signs this Agreement and that the Separation Benefits is a compromise of disputed claims and is not owed to Executive pursuant to contract, whether express or implied.

         In consideration of Company's promise to pay the Separation Benefits, Executive releases Company, as well as its subsidiaries and affiliates, and its and their respective directors, officers, agents, representatives, employees, successors and assigns from all claims existing as of the date Executive signs this Agreement arising from or relating to Executive's employment or the termination of his/her employment and any claims which arise under the common law of contract, implied contract, tort, public policy, or statute, such as Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, Section 1981 of the Civil Rights Act of 1866, the Equal Pay Act of 1963, the Executive Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, the Americans With Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Michigan Civil Rights Act, the Michigan Equal Pay Law, the Michigan Bias Against Persons with Disabilities Law, and amendments to these acts, any other state equal employment opportunity or age discrimination law, wage payment law, or any other federal or state law, statute, decision, order, policy or regulation establishing or relating to claims or rights of employees, including, but not limited to, any and all claims alleging interference with the attainment of any rights under any insurance, pension, profit sharing or other employee benefit plan, and any and all claims in tort or contract, based upon public policy, and any and all claims alleging breach of an express or implied, or oral or written, contract, policy manual or employee handbook or alleging misrepresentation, defamation, interference with contract, intentional or negligent infliction of emotional distress, negligence, or wrongful discharge. Nothing in this Agreement shall waive Executive's claims for benefits under any applicable pension or retirement plan.

         Employee shall not, directly or indirectly, disclose confidential information of the Company and of its subsidiaries and affiliates, and shall hold such confidential information in strict confidence and refrain from disclosing confidential information to others. Confidential information shall be deemed to include, but shall not be limited to, the terms of this Agreement (which may be disclosed only to Employee's attorney and financial advisor), as well as any and all information relating to sales; any and all customer lists; any and all pricing information; any and all statistical information and related financial data including but not limited to, profit and loss statements, balance sheets, and production data; any and all annual strategic plans; any and all business development plans; any and all marketing plans; and any and all personnel information, including but not limited to payroll and performance reviews specific to any employee.

         Employee shall not disparage the Company or any of its affiliates, directors, officers or employees in any manner whatsoever. For as long as they are employed by the Company, neither Jeff Lewis, Elliott Broderick, nor Alan Warnke shall not disparage Executive. For the purpose of this paragraph, failure or refusal to respond to a question or comment regarding Executive shall not be deemed a disparagement. In any event, Executive, Lewis, Broderick and Warnke may respond truthfully to any government inquiry or in the course of a deposition or other discovery without violating their obligation under this paragraph.



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         In the event that Employee violates the covenants contained in this
Agreement, the Company will be excused from paying or providing Executive with any unpaid Separation Benefits and upon demand, and in addition to any relief available to the Company at law or in equity, Employee agrees to return to the Company all Separation Benefits paid to Employee. In the event that any of the Company Representatives violate the covenant not to disparage Executive, the Company shall pay Executive the sum of $15,000 as liquidated damages.

         By entering into this Agreement, neither Executive nor Company admits liability, wrongdoing or violating any law.

         The Company has delivered this Agreement to Executive on January 28th, 2002. Employee and the Company acknowledge that the Company offered Executive twenty-one (21) days within which to deliberate the terms of this Agreement. Executive acknowledges that the Company advised Executive in writing to consult with legal counsel prior to executing this Agreement. If Executive executes this Agreement, he may revoke his release of claims that arise under the Age Discrimination in Employment Act ("ADEA") portion of the release set forth above within a period of seven (7) calendar days following the date on which he executes this Agreement ("Revocation Period"). Such revocation by Executive shall be communicated in writing to Jeff Lewis, 30200 Telegraph Road, Suite 105 Bingham Farms, Michigan 48025 and must be received by Mr. Lewis before the Revocation Period expires. If Executive exercises his right of revocation within the Revocation Period, this Agreement shall have full force and effect as to all of its terms except the release of claims under the ADEA, and the Company will have three (3) business days within which to rescind the entire Agreement in writing if it elects to do so. Such election by the Company shall be communicated in writing to Executive. If Executive does not exercise his right to revoke prior to the expiration of the Revocation Period, this Agreement shall become effective and enforceable immediately following the expiration of the Revocation Period.


                                             MALAN REALTY INVESTORS, INC.


Dated: 2/03/02                               By:  /s/Jeffrey D. Lewis
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Dated: 1/30/02                               /s/Michael Kaline
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                                             Michael Kaline